Exhibit 10(e)(i)

FIRST AMENDMENT TO MCDONALD’S CORPORATION 1992 STOCK OWNERSHIP INCENTIVE PLAN AS AMENDED AND RESTATED

The McDonald’s Corporation 1992 Stock Ownership Incentive Plan, as amended and restated, (the “Plan”), is amended, effective as of February 14, 2007, as set forth below.

1.	Section 14(f)(ii) of the Plan is amended to replace all references to “30th” with the term “90th.”

2.	The first paragraph of Section 22 of the Plan is amended and restated in its entirety as follows:

“The Committee shall (in the case of Corporate Transactions (as defined below), may) make such adjustments as it deems appropriate and equitable, in its discretion, to the following:

a) the aggregate numbers of shares of Stock, shares of restricted stock, and bonus stock under Sections 3(a) and 3(c);

b) the number of shares of Stock, shares of restricted stock, stock appreciation rights or performance units covered by an outstanding Award;

c) the Option Price;

d) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of outstanding stock appreciation rights or performance units; and

e) the maximum number of shares of Stock for which Awards may be granted to any Grantee in any three-year period under Section 3(b);

and such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable, to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, or similar event affecting the capital structure of the Company (each, a “Share Change”), or a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, other distribution of cash or property (including an extraordinary cash dividend), disaffiliation of a Subsidiary or similar event of or by the Company (each type of event described in this sentence other than a Share Change, a “Corporate Transaction”). Such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities and securities of entities other than the Company that agree to such substitution) for the Stock available under this Plan and/or the Stock covered by outstanding Awards, and (iii) in connection with any event in which a Subsidiary ceases to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary), arranging for the assumption, or replacement with new awards, of Awards held by Grantees employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following such event.”

3.	Except as amended above, the Plan shall remain in full force and effect.